Exhibit 3.1

AMENDMENT NO. 1 TO THE

BYLAWS

OF

ECHOSTAR CORPORATION

a Nevada Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of EchoStar Corporation, a Nevada corporation (the “Corporation”) adopted on December 28, 2023 and in accordance with the authority provided to the Board pursuant to Article X of the Corporation’s Bylaws (the “Bylaws”):

1.	Amendment. Article IV, Section 4.3 of the Bylaws is amended and restated in its entirety as follows, effective as of 11:59 P.M., Eastern Standard Time, on December 31, 2023 (the “Effective Time”):

“Section 4.3. Number; Tenure; Qualification; Chairman. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors or Stockholders (any such resolution of the Board of Directors or Stockholders being subject to any later resolution of either of them). The number of directors of the Corporation shall be not less than three (3) nor more than eleven (11) who need not be Stockholders of the Corporation or residents of the State of Nevada and who shall be elected at the annual meeting of Stockholders or some adjournment thereof, except that there need be only as many directors as there are Stockholders in the event that the outstanding shares are held of record by fewer than three (3) persons. Directors shall hold office until the next succeeding annual meeting of Stockholders or until their successors shall have been elected and shall qualify or until his earlier resignation or removal. No provision of this section shall be restrictive upon the right of the Board of Directors to fill vacancies or upon the right of Stockholders to remove Directors as is hereinafter provided. The Board of Directors may designate one director as the Chairman of the Board of Directors.”

2.	Full Force and Effect. This Amendment shall become effective as of the Effective Time. Except as expressly set forth herein, all other provisions of the Bylaws shall remain in full force and effect. Following approval of this Amendment, the Bylaws shall be amended to incorporate this Amendment as provided in Section 1 hereof.

C E R T I F I C A T I O N

I, the undersigned, do hereby certify:

1. That I am the Chief Legal Officer and Secretary of EchoStar Corporation, a Nevada corporation; and

2. That the foregoing Amendment No. 1 to the Bylaws was duly adopted by the Board of Directors of said corporation on December 28, 2023.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation as of December 29, 2023.

[Signature Page Follows]

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Chief Legal Officer and Secretary

2